Exhibit 10.3

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

CREDIT AGREEMENT

DATED AS OF APRIL 30, 2014

COMERICA BANK

Execution Copy

TABLE OF CONTENTS

Page(s)

1.	DEFINITIONS	6

2.	TERM LOAN	16
2.1	Commitment	16
2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	16
2.3	Optional Prepayment of Term Note	16
2.4	Use of Proceeds	16

3.	REVOLVING CREDIT	16
3.1	Revolving Credit Commitment	16
3.2	Accrual of Interest and Maturity	16
3.3	Requests for Advance	16
3.4	Prepayment	17
3.5	Reduction of Indebtedness	17
3.6	Use of Proceeds	17
3.7	Unused Fee	17
3.8	Reduction or Termination of Commitment	17

4.	MANDATORY PREPAYMENT.	19

5.	CONDITIONS.	21
5.1	Borrowing Authority	21
5.2	Execution of Loan Documents	21
5.3	Insurance	22
5.4	Compliance with Contractual Obligations	22
5.5	Opinions of Counsel	22
5.6	Management Services Agreement and Employment Agreements	22
5.7	Lease Agreements	22
5.8	Payment of Fees	22
5.9	No Material Adverse Change	22
5.10	Subordinated Debt	22
5.11	Quality of Earnings Report	22
5.12	Governmental and Other Approvals	22
5.13	Closing Certificate	22
5.14	Acquisition.	23
5.15	Continuing Conditions	23

6.	REPRESENTATIONS AND WARRANTIES.	23
6.1	Authority	23
6.2	Due Authorization; Non-Contravention; Binding Obligations	23
6.3	Good Title; Property; Leases; No Liens	24
6.4	No Litigation	24
6.5	Compliance with Laws	24
6.6	ERISA	25
6.7	Accuracy of Information	25
6.8	Taxes	25
6.9	Subsidiaries	25
6.10	Environmental and Safety Matters	25
6.11	No Investment Company or Margin Stock	25
6.12	Conditions Affecting Business or Properties	26
6.13	Solvency	26
6.14	Capitalization	26
6.15	Customer and Supplier Relationships	26
6.16	Employee Matters	26
6.17	Transaction Documents.	26

7.	AFFIRMATIVE COVENANTS.	27
7.1	Financial Statements; Certificate; Other Information. Furnish Bank:	27
7.2	Payment of Obligations	28
7.3	Maintenance of Property; Insurance	28
7.4	Inspection of Property; Books and Records	28
7.5	Notices	28
7.6	Licenses; Permits	29
7.7	Conduct of Business	29
7.8	ERISA	29
7.9	Further Assurances	29
7.10	Accounts	29
7.11	Environmental Compliance	29
7.12	Use of Proceeds	30
7.13	Future Subsidiaries; Additional Collateral	30
7.14	Fixed Charge Coverage Ratio	30
7.15	Senior Debt to EBITDA Ratio	30
7.16	Total Debt to EBITDA Ratio	30
7.17	Hedging Transaction	30
7.18	Vehicle Titles	30

8.	NEGATIVE COVENANTS.	30
8.1	Limitations on Debt	31
8.2	Limitations on Mergers; Sales of Assets	31
8.3	Limitation of Guarantee Obligations	32
8.4	Limitations on Acquisitions	32
8.5	Limitations on Liens	32
8.6	Restricted Payments	32
8.7	Transactions with Affiliates	32
8.8	Limitations on Investments	33
8.9	Limitation on Other Restrictions	33
8.10	Prepayment of Debt	33
8.11	Amendment to Organizational Documents or Transaction Documents	33
8.12	Change in Business	33
8.13	Limitation on Sale – Leaseback Transactions	34
8.14	Fiscal Year	34
8.15	Management Fees	34
8.16	Amendment of Subordinated Debt Documents	34
8.17	Operating Leases	34

9.	EVENTS OF DEFAULT.	34
9.1	Event of Default	34
9.2	Exercise of Remedies	35
9.3	Application of Proceeds	35
9.4	Rights Cumulative	36
9.5	Set-Off	36
9.6	Waiver of Defaults	36
9.7	Waiver by Borrower of Certain Laws	36

10.	MISCELLANEOUS.	36
10.1	Successors and Assigns	36
10.2	Costs and Expenses	36
10.3	Accounting Principles	36
10.4	Indulgence	36
10.5	Notices	37
10.6	Law of Michigan; Consent to Jurisdiction	37
10.7	Amendment and Waiver	37
10.8	Payments	38
10.9	Interest	38
10.10	WAIVER OF JURY TRIAL	38
10.11	Counterparts	38
10.12	Complete Agreement; Conflicts	38
10.13	Severability	38
10.14	Independence of Covenants	38
10.15	Reliance on and Survival of Various Provisions	38
10.16	Indemnification	39
10.17	Prepayment of Here to Serve Notes	39

EXHIBITS:

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form Covenant Compliance Report
Exhibit C	Form of Security Agreement
Exhibit D	Form of Term Note
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Capex Credit Note

SCHEDULES:

Schedule 5.1	Jurisdictions
Schedule 5.2A	Names
Schedule 6.3(b)	Real Property
Schedule 6.5	Compliance with Laws
Schedule 6.6	ERISA
Schedule 6.9	Subsidiaries of Borrower
Schedule 6.10	Environmental
Schedule 6.14	Capitalization
Schedule 6.16	Union Contracts
Schedule 8.1	Debt
Schedule 8.3	Guarantees
Schedule 8.5	Liens
Schedule 8.7	Affiliate Transactions
Schedule 8.8	Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, made as of the 30th day of April, 2014, by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Borrower”) and COMERICA BANK (herein called “Bank”).

RECITALS

A.           Borrower desires to obtain certain credit facilities from Bank.

B.           Bank is willing to extend such credit to Borrower on the terms and conditions herein set forth.

NOW, THEREFORE, Bank and Borrower agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Acquisition” shall mean the acquisition by Borrower of substantially all of the assets of Meridian Waste LLC (“Seller”) under the terms of the Asset Purchase Agreement.

“Acquisition Documents” shall mean the Asset Purchase Agreement and any other related documents or agreements arising from or entered into pursuant to the terms of such Asset Purchase Agreement, including any employment agreements executed and delivered on the date hereof, in each case as amended as permitted hereunder from time to time.

“Advance” shall mean a borrowing requested by the Borrower and made by Bank under Section 3 or 3.A of this Agreement.

“Adjusted EBITDA” shall mean for any period of determination, the sum of (i) EBITDA, (ii) Pro Forma Acquisition EBITDA and (iii) Pro Forma Qualifying Contracts EBITDA. With respect to the Acquisition, Pro Forma Acquisition EBITDA shall be $2,887,000 and shall decrease by $721,750 on the last day of each fiscal quarter (commencing June 30, 2014).

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, Affiliate shall refer to Affiliates of the Borrower.

“Applicable Measuring Period” shall mean (a) for any date of determination ending prior to December 31, 2014, the period beginning January 1, 2014 and ending on such date and (b) for any date of determination ending on or after December 31, 2014, the twelve preceding months then ending.

“Asset Purchase Agreement” shall mean the Agreement dated January 3, 2014 between Holdings and Meridian Waste Services, LLC (“Seller”), as amended and assigned to Borrower.

“Asset Sale” shall mean the sale, transfer, lease or other disposition by Borrower or any of its Subsidiaries of any asset to any Person.

“Assignment” shall mean the Assignment as Collateral Security dated April 30, 2014 by the Borrower in favor of the Bank, as the same may be amended or modified from time to time.

“Bank” shall have the meaning set forth in the preamble to this Agreement, and include any successors and/or assigns of Bank.

“Business Day” shall have the meaning given to such term in the Notes.

“Capex Credit Commitment” shall mean Seven Hundred Fifty Thousand Dollars ($750,000).

“Capex Credit Maturity Date” shall mean April 30, 2016.

“Capex Credit Note” shall mean the note described in Section 3.A.1 hereof, made by the Borrower to the Bank in the form attached to this Agreement as Exhibit F, as such note may be amended, renewed, replaced, extended or supplemented from time to time.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a Consolidated balance sheet of such Person and its Subsidiaries including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

“Capitalized Lease” shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee which, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

“Cash Equivalents” shall include:

(a)	direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America;

(b)
obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one nationally recognized statistical rating organization; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one nationally recognized statistical rating organization;

(c)
banker’s acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Borrower or any of the Subsidiaries in the ordinary course of business;

(d)
commercial paper rated at the time of purchase within the two highest classifications established by not less than two nationally recognized statistical rating organizations, and which matures within 270 days after the date of issue;

(e)
secured repurchase agreements against obligations itemized in clause (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	any fund or other pooling arrangement which exclusively purchases and holds the items listed in (a) through (e) above.

“Change of Control” shall mean an event or series of events whereby (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than Jeffrey Cosman shall either (x) acquire beneficial ownership of more than 51% of any outstanding class of equity interests of Holdings having ordinary voting power in the election of managers of the Board of Directors of Holdings or (y) obtain the power (whether or not exercised) to elect a majority of directors to the Board of Directors of Holdings or (ii) Holdings no longer owns and controls all of the issued and outstanding Equity Interests of the Borrower.

“Closure/Post Closure Letter of Credit” shall mean any Letter of Credit issued for the account of Borrower or any of its Subsidiaries to support such Person’s obligations to maintain or otherwise provide financial assurance for closure and/or post-closure care pursuant to any Environmental Law or as required by any governmental authority.”

“Condemnation Proceeds” shall mean the cash proceeds received by the Borrower or any Subsidiary in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof or the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

 “Collateral” shall mean all property or rights in which a security interest, mortgage, Lien or other encumbrance for the benefit of Bank is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements, information or data of Borrower shall be deemed to mean the financial statements, information and data of Borrower in consolidation with its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” shall mean the net income (or loss) of the Borrower and its consolidated Subsidiaries for any period determined in accordance with GAAP.

“Covenant Compliance Report” shall mean a Covenant Compliance Report, substantially in the form of Exhibit B attached hereto.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of such Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner and (f) all Off-Balance Sheet Liabilities.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“EBITDA” shall mean, as of any date of determination, Consolidated Net Income of Borrower and its consolidated Subsidiaries for the four preceding fiscal quarters ending on such date, plus, to the extent deducted in computation of such Net Income, the sum of (a) income tax expense of Borrower and its consolidated Subsidiaries for such period, (b) interest expense of Borrower and its consolidated Subsidiaries for such period, (c) depreciation and amortization expense of Borrower and its consolidated Subsidiaries for such period, (d) transaction fees and expenses in connection with the Acquisition contemplated by this Agreement in an amount not exceeding $500,000, plus (e) non-cash charges related to the sale of assets, plus (f) non-cash charges approved by Bank in the exercise of its sole discretion, plus (g) Royalty Fees paid during such period, minus (h) non-cash gains or income related to the sale of assets, all as determined on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Section 5 have been satisfied.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature, including but not being limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986, each as amended from time to time.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean any of the events of default specified in Section 9 hereof.

“Excess Cash Flow” shall mean, for any fiscal year, beginning with the fiscal year of Borrower ending December 31, 2014, the sum of (without duplication) (a) Consolidated Net Income for such fiscal year plus (b) to the extent deducted in determining Consolidated Net Income for such fiscal year, depreciation, depletion and amortization for such fiscal year, minus the sum of (i) Capital Expenditures made during such fiscal year excluding any Capital Expenditures payments financed with money borrowed (other than with the Advances), (iii) the amount of any optional prepayment of any Term Loan during such fiscal year, (iv) the amount of all scheduled payments and mandatory prepayments of principal on Funded Debt made during such fiscal year (excluding any payment on the Revolving Credit Note or any other revolving loan facility for which there is no corresponding permanent reduction in the applicable revolving credit facility) made during such fiscal year, and (v) any non-cash credits or gains included in Consolidated Net Income for such fiscal year, and (vi) Tax Distributions made during such fiscal year.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination, the ratio of Consolidated Net Income for twelve preceding months then ending, plus depreciation and amortization expense for such period, plus interest expense during such period, minus Maintenance Capital Expenditures during such period, minus dividends and distributions during such period, to cash interest expense during such period, plus scheduled payments of principal payable during such period (including the principal component of Capital Lease obligations), plus Royalty Fee payments made during such period, all as determined on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Guarantee Obligations” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in any case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guaranty” shall mean each Guaranty executed by the Individual Guarantor, by Holdings and its Subsidiaries or a Subsidiary Guarantor in accordance with the provisions of Section 7.13.

“Hazardous Materials” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Environmental Laws.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) (but excluding any commodity hedging agreement of any kind) entered into by the Borrower from time to time, but only for risk management purposes and not for speculative purposes.

“Here to Serve Notes” shall mean the three Promissory Notes each in the principal amount of $491,666.67 payable by Holdings to Joe Reich, Ed Kniep IV and Charles E. Barcom, Jr. each dated April 30, 2014, as the same may be amended, modified, renewed or replaced from time to time.

“Holdings” shall mean Here to Serve Holding Corp., a Delaware corporation.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of each Loan Party to Bank under this Agreement or any of the other Loan Documents or otherwise, together with all other indebtedness, obligations and liabilities whatsoever of such Loan Party to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any renewals or refinancing of the same.

“Individual Guarantor” shall mean Jeffrey Cosman.

“Initial Reinvestment Period” shall mean a 90-day period commencing on the date on which Borrower or any of its Subsidiaries receives Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds, as the case may be, during which Reinvestment must be commenced under Section 4 of this Agreement.

“Insurance Proceeds” shall mean the cash proceeds received by Borrower or any Subsidiary from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof or the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

“Intercompany Loan” shall mean any loan (or advance in the nature of a loan) by any Loan Party to the Borrower or any Subsidiary Guarantor, provided that each such loan or advance is evidenced by an Intercompany Note which is pledged to Bank.

“Intercompany Investment” shall mean any investment (including without limitation, any guaranty of obligations or indebtedness to third parties) by any Loan Party in or to the Borrower or any Subsidiary Guarantor.

“Intercompany Note” shall mean any promissory note issued or to be issued by a Loan Party to evidence an Intercompany Loan in form acceptable to Bank.

“Lien” shall mean the security interest or Lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of Lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property, whether based on common law or statute.

“Loan Documents” shall mean collectively, this Agreement, the Notes, the Security Agreement, the Guaranty, if any, the Pledge Agreement, the Assignment as Collateral Security, any documents executed in connection with any Hedging Transaction with Bank and any other instruments or agreements executed at any time pursuant to or in connection with any of the documents described in this definition, and any and all amendments, renewals, replacements, substitutions, extensions or other modifications of any of the foregoing.

“Loan Parties” shall mean collectively, Holdings and Borrower and its Subsidiaries and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Maintenance Capital Expenditure” shall mean all unfinanced Capital Expenditures of Borrower or its consolidated Subsidiaries incurred with respect to replacement of existing equipment used by Borrower or any of its consolidated Subsidiaries in its operations.

 “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, or financial condition of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform its respective obligations under this Agreement, the Notes or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or the rights or remedies of Bank hereunder or thereunder.

“Net Cash Proceeds” shall mean the aggregate cash payments received by Borrower or any Subsidiary from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the reasonable costs and expenses incurred in connection with such sale or issuance, as the case may be, including without limitation legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Person in respect of any sale or issuance.

“Notes” shall mean the Term Note, the Capex Credit Note and the Revolving Credit Note.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than obligations for payment of rent under Capitalized Leases.

“PBGC” is defined in Section 6.6.

“Pension Plan” is defined in Section 6.6.

“Permitted Liens” shall mean with respect to any Person:

(a)
Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens or other like Liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings, provided that (i) in the case of any such contest, enforcement of such Liens has been suspended and (ii) appropriate reserves have been made on the books of such Person as may be required by GAAP, consistently applied, therefor;

(c)
Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP, consistently applied

(d)
(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (c) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP, consistently applied;

(e)	Liens arising in connection with any condemnation or eminent domain proceeding affecting real property which is not otherwise a Default or Event of Default under this Agreement;

(f)	any interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of business;

(g)
minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(h)
any provision in the invoicing or sale documentation of any supplier of a Loan Party which provides for retention of title to an asset by the supplier or transferor, provided that such Loan Party does not finance the acquisition of such asset on retention of title terms and such Lien is not perfected;

(i)
Liens described in attached Schedule 8.5 and continuations or renewals of such Liens, provided that such continuations or renewals do not extend to any additional property or assets of any Loan Party or secure any additional obligations, other than as set forth in Schedule 8.5 and that any Debt secured by such Liens satisfies the requirements of Section 8.1(b) hereof;

(j)
Liens and security interests securing Debt permitted by Section 8.1(c) provided that (i) such Liens are created upon fixed or capital assets acquired, constructed or improved by the Borrower after the date of this Agreement (including by virtue of a Capitalized Lease); (ii) any such Lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the acquisition, construction, improvement or leasing of the item of property subject thereto; and (iii) the principal amount of the Debt or Capitalized Lease secured by such Lien does not exceed 100% of the fair value of the property at the time it was acquired; and

(k)
continuations or renewals of Liens that are permitted under subsections (a)-(j) hereof, provided such continuations or renewals do not violate the specific time periods set forth in subsections (b) and (c) and provided further that such Liens do not extend to any additional property or assets of any Loan Party or secure any additional obligations of any Loan Party.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Pledge Agreement” shall mean the Security Agreement (Negotiable Collateral) dated as of April 30, 2014 between Holdings and the Bank in the form attached as Exhibit E.

“Pro Forma Acquisition EBITDA” shall mean, for any period, to the extent that such amounts are ascertainable either from audited financial statements, or unaudited financial statements in form and content satisfactory to Bank, in its sole discretion, and to the extent not included in the calculation of Borrower’s EBITDA, the EBITDA of Persons acquired during the period of determination, plus, subject to Bank’s approval, which may be granted or withheld in Bank’s sole discretion, any non-recurring, private company expenses related to the EBITDA of such acquired Person (such as owner compensation and pro forma operating cost savings) to the extent such expenses will not continue subsequent to such acquisition.

“Pro Forma Qualifying Contracts EBITDA” shall mean, for any period, pro forma EBITDA attributable to Qualifying Contracts to the extent not included in the calculation of EBITDA, computed on a basis satisfactory to Bank, in the exercise of its sole discretion with projected revenues determined on a basis satisfactory to Bank, in its sole and absolute discretion; provided that Pro Forma Qualifying Contracts EBITDA shall not include any such contracts where the addition to EBITDA for which pro forma EBITDA attributable to such contract is less than $150,000.

“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Borrower or its Subsidiaries or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding inventory) to be used in the business of such Person.

“Reinvestment Period” shall mean a 90-day period commencing on the date on which Borrower or any of its Subsidiaries receives Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds, as the case may be, during which Reinvestment must be completed under Section 4 of this Agreement.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan other than those events as to which the thirty-day notice period is waived under subsection 22, 23, 25, 27, 28 or 29 of PBGC Regulation Section 4043.

“Revolving Credit Commitment” shall mean One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

“Revolving Credit Maturity Date” shall mean April 30, 2016.

“Revolving Credit Note” shall mean the Note described in Section 2.1 hereof made by Borrower to Bank in the form annexed to this Agreement as Exhibit A.

“Security Agreement” shall mean the Security Agreement in the form of Exhibit C to this Agreement executed and delivered by the Borrower and each Subsidiary of Borrower, as the same may be amended restated or otherwise modified from time to time.

“Senior Debt to Adjusted EBITDA Ratio” shall mean as of any date of determination a ratio the numerator of which is Funded Debt (excluding contingent obligations with respect to Closure/Post Closure Letters of Credit) as of such date, minus the outstanding principal amount of the Subordinated Debt as of such date and the denominator of which is Adjusted EBITDA for the twelve preceding months ending on such date.

“Subordinated Debt” shall mean any obligation of Holdings, Borrower or any of its Subsidiaries which is expressly subordinated in priority of payment to the Indebtedness, in each case, pursuant to the terms of a subordination agreement executed and delivered to, and acceptable to, Bank.

“Subordination Agreements” shall mean the Subordination Agreements, dated as of April 30, 2014, among the holders of the Here to Serve Notes, the Bank and the Borrower relating to the Subordinated Debt owed to such holders.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Subsidiary Guarantors” shall mean each Subsidiary of Borrower which shall have executed and delivered a guaranty of the Indebtedness (or a joinder to such a guaranty) together with a Security Agreement, in each case in form and substance reasonably acceptable to Bank, and “Subsidiary Guarantor” shall mean any one of them, as the context shall require or otherwise indicate.

“Tax Distributions” means the aggregate distributions made by a Borrower in any calendar year to the holder of any Equity Interest in such Borrower up to the federal and state income taxes allocated to such holder of such Equity Interest in such Borrower (calculated at the highest applicable combined marginal rate in effect at the relevant time applicable to corporations resident in the state of Missouri attributable to the taxable income or gain of such Borrower for the immediately preceding calendar year.

“Term Loan” shall mean the term loan to be made to the Borrower by the Bank pursuant to Section 2.1 hereof, in an aggregate amount not to exceed the Term Loan Commitment.

“Term Loan Commitment” shall mean Nine Million Five Hundred Thousand Dollars ($9,500,000).

“Term Loan Maturity Date” shall mean April 30, 2016.

“Term Note” shall mean the term note described in Section 2.1 hereof, made by the Borrower to the Bank in the form attached to this Agreement as Exhibit D, as such note may be amended, renewed, replaced, extended or supplemented from time to time.

“Total Debt to Adjusted EBITDA Ratio” shall mean as of any date of determination a ratio the numerator of which is Funded Debt (excluding contingent obligations with respect to Closure/Post Closure Letters of Credit) as of such date, and the denominator of which is Adjusted EBITDA for the twelve preceding months ending on such date.

“Transaction Documents” shall mean the Asset Purchase Agreements (including all schedules, exhibits and attachments to same), as amended as permitted hereunder from time to time, and any and all other related documents or agreements arising from such agreements or the transactions contemplated thereby.

2.	TERM LOAN

            2.1  Commitment. Subject to the terms and conditions hereof, Bank agrees to loan, and Borrower agrees to borrow, an amount equal to the Term Loan Commitment in a single disbursement on the Effective Date.

2.2  Accrual of Interest and Maturity; Evidence of Indebtedness. The loan under this Article 2 shall be evidenced by the Term Note. The Indebtedness outstanding under the Term Note shall be repaid on the Term Loan Maturity Date, when all unpaid principal plus accrued interest thereon shall be due and payable. Interest shall accrue and be payable as provided in the Term Note. Subject to the terms hereof, until the Term Loan Maturity Date, when all unpaid principal plus accrued interest thereon shall be due and payable, principal is payable as provided in the Term Note.

2.3  Optional Prepayment of Term Note. The Borrower may prepay the Term Note as provided in the Term Note.

2.4   Use of Proceeds.  Proceeds of the Term Loan shall be available, subject to the terms hereof, to refinance existing indebtedness of the Borrower and to pay a portion of the purchase price for the Acquisition.

3.	REVOLVING CREDIT

      3.1  Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower at any time and from time to time from the date of this Agreement until the Revolving Credit Maturity Date, in an aggregate principal amount not to exceed at any one time outstanding the Revolving Credit Commitment.  All of the Advances under this Section 3 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement and the Revolving Credit Note.

      3.2  Accrual of Interest and Maturity.  The Revolving Credit Note and all principal and interest outstanding thereunder, shall mature on the Revolving Credit Maturity Date.  Interest on each advance hereunder shall accrue and be payable as provided in the Revolving Credit Note.  The amount and date of each Advance, as provided in the Revolving Credit Note and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

      3.3  Requests for Advance.  Borrower may request an Advance under this Section 3 upon the delivery to Bank of a request for advance in form acceptable to Bank executed by authorized officers of Borrower, subject to the following:

(a)
on the proposed date of such Advance, after giving effect to all Advances, the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 3, shall not exceed the then applicable Revolving Credit Commitment;

(b)	a Request for Advance, once delivered to Bank, shall not be revocable by the Borrower;

(c)	each request for advance shall constitute a certification by Borrower, as of the date thereof:

(i)
both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

(ii)	all conditions to Advances have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)
the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v)	the execution of such request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Loan Party.

Bank may, at its option, lend under this Section 3 upon the telephone or email request of an authorized officer of the Borrower and, in the event Bank makes any such Advance upon a telephone or email request, the requesting authorized officer shall, if so requested by Bank, fax to Bank, on the same day as such telephone or email request, a request for Advance in the form acceptable to Bank. Borrower hereby authorizes Bank to disburse Advances under this Section 3 pursuant to the telephone or email instructions of any person(s) purporting to be an authorized officer of the Borrower and the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance shall constitute a certification of the matters set forth in this Section 2.3.

                3.4  Prepayment.  Borrower may prepay all or part of the outstanding balance of the Advance(s) under the Revolving Credit Note at any time. Any prepayment of an Advance shall be without premium, penalty or prejudice to Borrower’s right to reborrow under the terms of this Agreement.

3.5  Reduction of Indebtedness.  If at any time and for any reason the aggregate outstanding principal amount of Advances hereunder to Borrower shall exceed the then applicable Revolving Credit Commitment, Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess.

3.6  Use of Proceeds.  Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital and general corporate purposes of Borrower and its Subsidiaries, including to pay all costs, fees and expenses due in connection with the issuance of the Indebtedness and to pay a portion of the purchase price for the Acquisition.

3.7  Unused Fee.  Borrower shall pay to Bank an unused fee on the average daily balance of the unused portion of the Revolving Credit Commitment at a per annum rate equal to the one quarter of one percent (¼%), computed on the actual number of days elapsed using a year of 360 days. The unused fee shall be payable quarterly in arrears on the first day of each calendar quarter (commencing July 1, 2014) and on the Revolving Credit Maturity Date.

3.8  Reduction or Termination of Commitment.  Borrower may, upon at least five (5) Business Days’ prior written notice to Bank, permanently reduce or terminate the Revolving Credit Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Commitment shall be in an aggregate amount equal to at least Two Hundred Fifty Thousand Dollars ($250,000) (or a greater amount in $250,000 increments); (ii) each reduction shall be accompanied by the payment of the commitment fee, if any, accrued to the date of such reduction attributable to the amount of such reduction; (iii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances exceeds the amount of the Revolving Credit Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment. Reductions of the Revolving Credit Commitment will not be available for reinstatement by or readvance to Borrower and shall be permanent and irrevocable.

3.A           CAPEX CREDIT

3.A.1  Capex Credit Commitment.  Subject to the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower at any time and from time to time from the date of this Agreement until the Capex Credit Maturity Date, in an aggregate principal amount not to exceed at any one time outstanding the Capex Credit Commitment.  All of the Advances under this Section 3.A shall be evidenced by the Capex Credit Note under which Advances and repayments but not readvances may be made, subject to the terms and conditions of this Agreement and the Capex Credit Note.

3.A.2  Accrual of Interest and Maturity.  The Capex Credit Note and all principal and interest outstanding thereunder, shall mature on the Capex Credit Maturity Date.  Interest on each advance hereunder shall accrue and be payable as provided in the Capex Credit Note.  The amount and date of each Advance, as provided in the Capex Credit Note and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

3.A.3  Requests for Advance.  Borrower may request an Advance under this Section 3.A upon the delivery to Bank of a request for advance in form acceptable to Bank executed by authorized officers of Borrower, subject to the following:

(a)
on the proposed date of such Advance, after giving effect to all Advances, the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 3.A, shall not exceed the then applicable Capex Credit Commitment;

(b)	a Request for Advance, once delivered to Bank, shall not be revocable by the Borrower;

(c)	each request for advance shall constitute a certification by Borrower, as of the date thereof:

(i)
both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

(ii)	all conditions to Advances have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)
the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v)	the execution of such request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Loan Party.

Bank may, at its option, lend under this Section 3.A upon the telephone or email request of an authorized officer of the Borrower and, in the event Bank makes any such Advance upon a telephone or email request, the requesting authorized officer shall, if so requested by Bank, fax to Bank, on the same day as such telephone or email request, a request for Advance in the form acceptable to Bank. Borrower hereby authorizes Bank to disburse Advances under this Section 3.A pursuant to the telephone or email instructions of any person(s) purporting to be an authorized officer of the Borrower and the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance shall constitute a certification of the matters set forth in this Section 3.A.3.

(d)
the principal amount of each Advance under the Capex Credit Note used to purchase machinery and equipment shall not exceed ninety percent (90%) of the invoice cost (excluding installation and delivery expense, import fees and other soft costs) of new machinery and equipment purchased by the Borrower or any Subsidiary of the Borrower with the proceeds of such Advance and the principal amount of each Advance under the Capex Credit Note used to fund improvements to property shall not exceed ninety percent (90%) of the cost of such improvements.  Advances under the Capex Credit Note shall be used solely to fund the purchase price of new machinery and equipment and to fund improvements to property used by the Borrower or its Subsidiaries.  Machinery and equipment financed with the proceeds of Advances under this Section 3A must be acceptable to Bank in the exercise of its reasonable credit judgment.

3.A.4  Prepayment.  Borrower may prepay all or part of the outstanding balance of the Advance(s) under the Capex Credit Note at any time. Any prepayment of an Advance shall be without premium, penalty or prejudice to Borrower’s right to reborrow under the terms of this Agreement.

3.A.5  Reduction of Indebtedness.  If at any time and for any reason the aggregate outstanding principal amount of Advances hereunder to Borrower shall exceed the then applicable Capex Credit Commitment, Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess.

3.A.6  Use of Proceeds.  Proceeds of Advances under the Capex Credit Note shall be used solely  to purchase new machinery and equipment and to finance improvements to property utilized by the Borrower and its Subsidiaries.

3.A.7  Unused Fee.  Borrower shall pay to Bank an unused fee on the average daily balance of the unused portion of the Capex Credit Commitment at a per annum rate equal to the one quarter of one percent (¼%), computed on the actual number of days elapsed using a year of 360 days. The unused fee shall be payable quarterly in arrears on the first day of each calendar quarter (commencing July 1, 2014) and on the Capex Credit Maturity Date.

4.	MANDATORY PREPAYMENT.

                4.1  Subject to Section 4.6, the Term Loan shall be subject to required principal reductions in the amount of fifty percent (50%) of Excess Cash Flow for each fiscal year, such prepayments to be payable in respect of each fiscal year beginning with the fiscal year ending December 31, 2014, and each fiscal year thereafter, and to be due on May 1 of the following fiscal year.

4.2  Subject to Section 4.6 promptly upon receipt (and in any event no later than two (2) Business Days after receipt) by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Asset Sales in excess of $250,000 in any fiscal year which are not Reinvested as described in the following sentence, the Borrower shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds, provided, however that the Borrower shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the applicable Asset Sale, the Borrower provides to Bank a certificate executed by an officer of the Borrower (“Reinvestment Certificate”) stating (x) that the Asset Sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the Asset Sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Event of Default has occurred and is continuing at the time of the Asset Sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to Bank, to be applied to repay the Term Loan in accordance with Section 4.5.

4.3  Subject to Section 4.6, promptly upon receipt (and in any event no later than two (2) Business Days after receipt) by the Borrower or any Subsidiary of Net Cash Proceeds from the issuance of any Equity Interests of such Person, the Borrower shall prepay the Term Loan by an amount equal to fifty percent (50%) of such Net Cash Proceeds.

               4.4  Subject to Section 4.6, promptly upon receipt (and in any event no later than two (2) Business Days after receipt) by the Borrower or any Subsidiary of any Insurance Proceeds or Condemnation Proceeds, the Borrower shall be obligated to prepay the Term Loan by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the Borrower if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, the Borrower provides to Bank a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, and (y) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to Bank, to be applied to repay the Term Loan in accordance with Section 4.6.

4.5  Subject to Section 4.6, on the date Holdings is required to make any payment under the provisions of Section 1.3 of the Here to Serve Notes, Borrower shall pay to Bank a mandatory prepayment of the Term Loan in an amount equal to the aggregate amount required to be paid by Holdings under Section 1.3 of the Here to Serve Notes, including the aggregate amount of prepayment fees payable thereunder. In addition, if Bank consents to a prepayment of the Here to Serve Notes, then Borrower shall on the date any such prepayment is made prepay the Term Loan by an amount equal to such prepayment of the Here to Serve Notes.

4.6  Each mandatory prepayment under this Section 4 or any other mandatory or optional prepayment of the Term Loan under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto. Each mandatory or optional prepayment of the Term Loan shall be applied to installments of principal on the Term Loan in the inverse order of their maturities.

5.	CONDITIONS.

The Effective Date shall be deemed to have occurred, and the obligations of Bank to make Advances and fund the Term Loan shall arise upon the satisfaction or waiver of each of the following conditions, provided if such conditions are not satisfied or waived by April 15, 2014, this Agreement shall be null and void and have no further effect:

                 5.1  Borrowing Authority. Borrower agrees to furnish Bank, in form and substance reasonably satisfactory to Bank, with (i) certified copies of resolutions of the boards of directors, the managers or partners, as applicable, of each Loan Party evidencing approval of the transactions contemplated hereunder and authorizing the execution and delivery of the Loan Documents, hereunder, including incumbency and signatures of authorized officers of the applicable Loan Party; (ii) a certificate of good standing from the state of each Loan Party’s organization and from the state(s) in which a failure by any of them to be qualified to do business would have a Material Adverse Effect (each such jurisdiction being listed on the attached Schedule 5.1); (iii) copies of each Loan Party’s articles of incorporation and bylaws, membership certificate and operating agreement, partnership certificate and agreement or other constitutional documents as applicable, as in effect on the Effective Date and (iv) such other similar documents and instruments as Bank may reasonably require.

5.2  Execution of Loan Documents. Borrower agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form and substance reasonably satisfactory to Bank, the following:

(a)	this Agreement; and

(b)	the Notes.

5.2A  Collateral Documents. As security for all Indebtedness of Borrower to Bank hereunder, Borrower agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form and substance reasonably satisfactory to Bank, the following:

(a)	the Security Agreement;

(b)	the Pledge Agreement;

(c)	the Subordination Agreement from Holdings;

(d)	the Assignment;

(e)	the Guaranty from Holdings and its Subsidiaries;

(f)	the Guaranty from the Individual Guarantor;

(g)
financing statements required or requested by Bank to perfect all security interests to be conferred upon Bank under any Loan Document and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the Liens permitted by Section 8.5);

(h)
certified copies of uniform commercial code requests for information, or a similar search report certified by a party reasonably acceptable to Bank, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Borrower or Subsidiary (under their present names or under any previous names, trade names or d/b/a’s used within five (5) years prior to the date hereof, such names being listed in their entirety on Schedule 5.2A hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Loan Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Loan Documents previously granted by any Person (other than Liens permitted by Section 8.5); and

(i)
Such other documents or agreements of security and appropriate assurances of validity, perfection of Liens for the benefit of Bank and first priority of Liens for the benefit of Bank as Bank may reasonably request at any time.

5.3  Insurance. Bank shall have received evidence reasonably satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 7.3 hereof and that such insurance policies are in full force and effect.

5.4  Compliance with Contractual Obligations. The Borrower (and any of its Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, the other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date), and none of such parties shall be in material default in the performance of or compliance with any of the terms or provisions hereof or thereof.

5.5  Opinions of Counsel.  The Loan Parties shall furnish Bank with an opinion of counsel to the Loan Parties, each opinion dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to Bank.

5.6  Management Services Agreement and Employment Agreements.  The Bank shall have received copies of the Management Services Agreement and all material employment agreements of the Loan Parties which shall remain in effect following the Effective Date, the terms of which are reasonably acceptable to the Bank.

5.7  Lease Agreements.  For each property leased by any Loan Party, on the Effective Date, Bank shall have received a copy of the applicable lease agreement.

5.8  Payment of Fees.  On or before the Effective Date, the Borrower shall have paid to Bank all fees and expenses (including, but not limited to reasonable attorney’s fees) incurred in connection with the execution and delivery of this Agreement and the related Loan Documents and a non-refundable commitment fee of $115,000 payable by Borrower to Bank, which fee shall be deemed to be fully earned upon execution by Borrower and Bank of this Agreement.

5.9  No Material Adverse Change.  No material adverse change to the finances, condition, operations, prospects, property or business expectations of any Loan Party shall result from the consummation of the transactions contemplated by this Agreement or any related Loan Document.

5.10  Subordinated Debt.  (i) On or before the Effective Date, the Bank shall have received executed copies of the Subordination Agreements.

5.11  Quality of Earnings Report.  On or before the Effective Date, the Bank shall have received a quality of earnings report for the Target prepared by an accounting firm acceptable to Bank which is in form and substance acceptable to Bank, and which shows trailing twelve month EBITDA for the period ending December 31, 2013 of not less than $2,900,000.

5.12  Governmental and Other Approvals.  Bank shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Loan Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

5.13  Closing Certificate.  The Bank shall have received a certificate of an officer of Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of such officer’s knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Loan Party; (b) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since December 31, 2013, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Borrower or any other Loan Party and (e) stating that the consummation of the Acquisition as if the stating the Pro Forma Balance Sheet accurately presents in material respects the pro forma financial position of the Borrower and its Subsidiaries in accordance with GAAP (except as to the entries necessary to give effect to the Acquisition and related financing), and such Pro Forma Balance Sheet, and the respective amounts of assets, liabilities and equity reflected therein, shall be satisfactory to the Bank.

5.14  Acquisition.

(a)
The Bank shall have received executed copies of the Transaction Documents in effect on the Effective Date, certified by an officer of Borrower as being true, correct and complete. The Transaction Documents shall be in form and substance reasonably satisfactory to the Bank and each of the Transaction Documents shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect.

(b)
The Bank shall have received a certification from Borrower that no term or provision of the Transaction Documents shall have been modified, and that no material condition to consummation of the Acquisition shall have been waived, in either case in a manner detrimental to the Loan Parties or the Bank by any of the parties thereto.

(c)
The Bank shall have received such evidence as reasonably requested by Bank that the Acquisition has been, or substantially contemporaneously herewith, will be consummated substantially in accordance with the terms of the Transaction Documents, and that each of the Persons party thereto are in material compliance therewith, to the extent applicable.

5.15  Continuing Conditions. The obligations of Bank to make Advances (including the initial Advance) under this Agreement shall be subject to the continuing conditions that:

(a)	No Default or Event of Default shall exist as of the date of the Advance; and

(b)
Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows and such representations and warranties shall survive until final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

6.1  Authority.  Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the jurisdiction of its organization; each Loan Party is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect.

6.2 Due Authorization; Non-Contravention; Binding Obligations.  Execution, delivery and performance of the applicable Loan Documents to which any Loan Party is a party, are within such Loan Party’s powers, have been duly authorized, are not in contravention of law or such Loan Party’s organizational documents or of the unwaived terms of any material indenture, contract, agreement or undertaking to which such Loan Party is a party or by which it is bound, and do not require the consent or approval of any third party, governmental body, agency or authority; and the Loan Documents and other documents and instruments required thereunder, when issued and delivered, will be valid and binding on such Loan Party in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

6.3  Good Title; Property; Leases; No Liens.  (a) Each Loan Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, and, each Loan Party has a valid leasehold interest or interest as a licensee in all of its leased real property;

(b)	The real property described in Schedule 6.3(b) hereof constitutes all of the real property owned or leased (including all warehouse locations) by the Loan Parties on the Effective Date;

(c)
On the Effective Date, the Loan Parties will own or have a valid leasehold interest in all assets necessary for the continued operation of Borrower’s and its Subsidiaries’ business in substantially the same manner as immediately prior to the Effective Date;

(d)
Each Loan Party shall own or have a valid leasehold interest in all real property or other assets necessary for its continued operations and no material condemnation, eminent domain or expropriation action has been commenced, or, to the best knowledge of the Borrower, threatened;

(e)
There are no security interests, Liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by the Loan Parties, except for the Liens permitted pursuant to Section 8.5 of this Agreement;

(f)
There are no defaults by any party under any real property lease agreement which, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; each real property lease agreement is the valid and binding obligation of the Persons party thereto; and

(g)	All real property leases (and all amendments thereto) of the Loan Parties in effect on the Effective Date shall have been delivered to Bank prior to the date hereof.

6.4  No Litigation.  No litigation or other proceeding before any court or administrative agency is pending, or to the best knowledge of the officers of the Borrower is threatened against any Loan Party, the outcome of which could reasonably be expected to have a Material Adverse Effect. There is not outstanding against any Loan Party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

6.5  Compliance with Laws.  Except as disclosed on Schedule 6.5, each Loan Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Environmental Laws, and the requirements of its own organizational documents except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, nor any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.6  ERISA.  No Loan Party maintains or contributes to any employee pension benefit plan subject to title IV of ERISA, except those set forth in attached Schedule 6.6 (each, a “Pension Plan”). There is no material unfunded past service liability of any Pension Plan maintained by any Loan Party, and there is no “accumulated funding deficiency” within the meaning of Section 302 of ERISA, or any existing material liability with respect to any Pension Plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

6.7  Accuracy of Information.  The financial statements of the Seller delivered to Bank dated as of December 31, 2013 fairly present in all material respects the financial condition of Seller as of such date. The projections and pro forma financial information delivered to Bank with respect to the Acquisition is based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made. Since said date there has been no material adverse change in the financial condition of Borrower and its Consolidated Subsidiaries. To the best of the knowledge of the Borrower’s officers, Borrower and its Consolidated Subsidiaries do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the balance sheet previously delivered to Bank and dated as of December 31, 2013, except as otherwise disclosed to Bank in writing prior to the Effective Date. There are no material unrealized or anticipated losses from any present commitment of Borrower or any of its Consolidated Subsidiaries that are not disclosed by or reserved against in the opening balance sheet delivered to Bank dated as of January 31, 2014, or otherwise disclosed to Bank in writing prior to the Effective Date.

6.8  Taxes.  All material tax returns and tax reports of the Loan Parties required by law to have been filed have been duly filed or extensions in respect thereof have been obtained, and all material taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon any Loan Party (or any of its properties) which are due and payable and for which the failure to pay would have a materially adverse effect on such Loan Party’s business or the value of its property or assets have been paid. The charges, accruals and reserves on the books of the Loan Parties in respect of U.S. Federal income tax for all periods are adequate in the opinion of the Borrower.

6.9  Subsidiaries.  As of the Effective Date, Borrower has no Subsidiaries except as listed in Schedule 6.9.

6.10  Environmental and Safety Matters.  Except as set forth in Schedule 6.10 and except for such matters as are not likely to have a Material Adverse Effect:

(a)	all facilities and property owned or leased by the Loan Parties are in compliance with all Environmental Laws;

(b)	Borrower has not received notice from any Person alleging that the Loan Parties or the facilities and property owned or leased by the Loan Parties are in violation of any Environmental Law;

(c)	Borrower has no knowledge of and has not received any written request for information or any written notice that any Loan Party is a potentially responsible party under any Environmental Law; and

(d)
Borrower has no knowledge of any conditions at, on or under any property now or previously owned or leased by the Loan Parties which, with the passage of time, or the giving of notice or both, would give rise to liability of the Loan Parties under any Environmental Law.

6.11  No Investment Company or Margin Stock.  No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

6.12  Conditions Affecting Business or Properties.  None of the businesses or the properties of any Loan Party is affected by any fire, storm, hail, earthquake, explosion, accident, Act of God, strike, lockout, dispute, embargo, or other casualty which, after giving effect to the Loan Party’s receipt of the insurance proceeds therefor, to the extent applicable, could reasonably be expected to have a Material Adverse Effect, or if such strike, lockout, dispute or embargo were to continue for more than seven (7) days such strike, lockout, dispute or embargo could reasonably be expected to have a Material Adverse Effect.

6.13  Solvency.  After giving effect to the transactions contemplated by this Agreement, each Loan Party will be solvent, able to pay all of its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. No Loan Party is insolvent, nor will any Loan Party be rendered insolvent by its execution and delivery to Bank of this Agreement, any Loan Document or by the consummation of the transactions contemplated by this Agreement, or any Loan Document, and the capital and monies remaining in the Loan Parties are not now and will not become so unreasonably small as to preclude the Loan Parties from carrying on their respective businesses. No Loan Party intends to nor does management of any Loan Party believe it will incur obligations beyond its ability to pay them as they mature. No Loan Party contemplates filing a petition in bankruptcy or for an arrangement or reorganization under Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Loan Party, nor does any Loan Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Loan Party.

6.14  Capitalization.  Schedule 6.14 sets forth as of the Effective Date the number of authorized, issued and outstanding shares (or other equity interests) of each Loan Party, the par value of such shares and the holders of such shares. All issued and outstanding shares of capital stock of (or other equity interests in) each Loan Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Bank and those certain Permitted Liens set forth in subsection (a) of the definition of Permitted Liens) and such shares (or other equity interests) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shares (or other equity interests) of any Loan Party, other than those described above, are issued and outstanding as of the Effective Date. As of the Effective Date, except as disclosed on Schedule 6.14, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any shares of capital stock or other securities or ownership interests of any Loan Party.

6.15  Customer and Supplier Relationships.  Borrower does not have any knowledge of any intention or indication by a significant customer or significant supplier of a Loan Party that such significant customer or significant supplier intends to limit or alter or terminate its business relationship with any Loan Party, where such limitation, alteration or termination could have a Material Adverse Effect.

6.16  Employee Matters.  Set forth on Schedule 6.16 are all union contracts or agreements to which any Loan Party is party as of the Effective Date and the related expiration dates of each such contract. There are no slowdowns, unfair labor practice complaints, strikes, grievances, work stoppages, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Loan Party, other than such grievances or controversies arising in the ordinary course of business which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.17  Transaction Documents.

(a)
As of the Effective Date, Borrower has furnished Bank with true, correct and complete copies of all Transaction Documents.  Borrower, and to Borrower’s knowledge, each other party to the Transaction Documents, has taken all necessary action to authorize the execution, delivery and performance of each Transaction Document to which such Person is a party.

(b)
Each Loan Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to the consummation of the Acquisition and all other transactions contemplated by the Transaction Documents, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and all applicable waiting periods with respect to the transactions contemplated by the Transaction Documents have expired without any action being taken by any governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transactions.

(c)
The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, are not in contravention of the terms of any indenture, agreement, instrument or undertaking, or any judgment, order or decree, to which such Loan Party is a party or by which it or its properties are bound, or, to Borrower’s knowledge, to which any other party to the Transaction Documents is a party or by which any such party is bound, except, in each case, where such contravention could not reasonably be expected to have a Material Adverse Effect.

(d)	No Loan Party has granted a collateral assignment of, or a security interest over the Transaction Documents and no Loan Party has sold, transferred or assigned any Transaction Document to any Person.

(e)
No Transaction Document to which any Loan Party is a party has been modified, amended, altered or changed in any manner except in compliance with Section 8.11 of this Agreement, and there are no unwaived defaults existing under the Transaction Documents by any Loan Party that is a party thereto, or, to the best of the knowledge of any Loan Party, by any other party thereto.

7.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that it will and, as applicable, it will cause its Subsidiaries to, until the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

7.1  Financial Statements; Certificate; Other Information. Furnish Bank:

(a)
as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower (or, in the case of the 2013 fiscal year, 150 days after the end of such fiscal year), a copy of the audited Consolidated financial statements of Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited statements of income, accumulated earnings, and cash flows for such fiscal year and underlying assumptions, setting forth in each case in comparative form the figures for the previous fiscal year, certified as being prepared in accordance with GAAP and fairly stated in all material respects by a nationally recognized certified public accounting firm reasonably satisfactory to Bank;

(b)
as soon as available, but in any event within thirty five (35) days after the end of each month, Borrower prepared unaudited Consolidated financial statements of Borrower and its Consolidated Subsidiaries as at the end of such month, the related unaudited statements of income and cash flows of Borrower and its Consolidated Subsidiaries for the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding periods in the previous year and certified by the Borrower as being fairly stated in all material respects;

(c)	within forty five (45) days after and as of the end of each fiscal quarter, a Covenant Compliance Report as of the end of the applicable period executed by an authorized officer of the Borrower;

(d)
as soon as available, but in any event within thirty five (35) days after the end of each fiscal quarter, internally prepared unaudited Consolidated and Consolidating financial statements of Holdings and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related unaudited statements of income and cash flows of Holdings and its Consolidated Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year and certified by the Holdings as being fairly stated in all material respects;

(e)
on or before April 1 of each year, a personal financial statement for the Individual Guarantor in form and detail applicable to Bank and certified by him as to accuracy and completeness and within ten (10) days of filing, a copy of the Individual Guarantor’s federal income tax return, together with all schedules;

(f)	within thirty (30) days after the end of each fiscal year, financial projections for Borrower and its Consolidated Subsidiaries for the upcoming fiscal year in form reasonably satisfactory to Bank;

(g)	such information as required by the terms and conditions of any Loan Documents;

(h)
such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by any Loan Party in full or partial payment thereof (for the sales as permitted hereunder), and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by any Loan Party, all to such extent as Bank may reasonably request. Any such schedule, certificate or report shall be certified as accurate in all material respects (except as to any projections contained in such schedule, certificate or report which shall be certified as reasonable in all material respects taking into account all facts and information known or reasonably available to the Borrower) by a duly authorized officer of Borrower and shall be in such form and detail as Bank may reasonably specify;

(i)	promptly, and in form to be reasonably satisfactory to Bank, such other information as Bank may reasonably request from time to time.

All financial statements required to be delivered under this Section 7.1 (other than projections which shall be reasonable in all material respects taking into account all facts and information known or reasonably available to the Borrower) to be complete and correct in all material respects as of the date when made and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and consistent with prior periods (except as approved by an officer and disclosed therein).

7.2  Payment of Obligations.  Pay and discharge all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue except (i) where the failure to do so could not reasonably be expected to have a material adverse effect on a Loan Party or its property or (ii) to the extent only that such payment is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided upon the books of the Loan Parties, provided that, in any event, Borrower will, and will cause its respective Subsidiaries to pay any such tax, charge or other obligation prior to the commencement of any proceeding to foreclose any Lien securing the same.

7.3  Maintenance of Property; Insurance.  (a) Keep all material property useful and necessary in its and its Subsidiaries’ business in working order (ordinary wear and tear excepted) and (b) maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets against business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Loan Party and Bank (as mortgagee or lender loss payee, as applicable) as their respective interests may appear, and all liability policies shall name Bank as an additional insured, all such casualty and liability policies, including all endorsements thereon or all copies thereof or any insurance certificates relating thereto, to be deposited with Bank.

7.4  Inspection of Property; Books and Records.  Upon reasonable advance notice (unless a Default or Event of Default has occurred and is continuing in which event such notice shall not be required) and during normal business hours, permit Bank, through its authorized attorneys, accountants and representatives, to examine each Loan Party’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of each Loan Party conducted by Bank, at Borrower’s own cost and expense, and to visit each Loan Party’s offices and discuss financial matters with each Loan Party’s officers.  Notwithstanding anything herein to the contrary, Borrower shall not be responsible for the cost of any inspections, examinations and audits in excess of one (1) time in any period of twelve (12) consecutive months, excluding examinations and audits performed at a time when there exists a Default or Event of Default.  Borrower hereby authorizes (and will cause each other Loan Party to authorize) its independent certified public accountants to discuss the finances and affairs of the Loan Parties (and agrees to request such accountants to so discuss with the Bank) and to examine any of its or their books and other corporate records, provided that Borrower is offered the opportunity to participate in such discussions.

7.5   Notices.  (a) Promptly notify Bank of any condition or event which constitutes a Default or an Event of Default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could reasonably be expected to have a Material Adverse Effect.

(b)
Promptly notify Bank of any litigation or other proceeding before any court or administrative agency that arises, or to the knowledge of the officers of the Borrower is threatened against any Loan Party after the Effective Date, the outcome of which could reasonably be expected to have a Material Adverse Effect.

(c)
Provide Bank with copies and/or verbal notice (if verbal notice is only notice given) of all notices of default or event of default under any real property lease, or any agreement with a supplier or customer which, in any case, is material to any Loan Party, concurrently with delivery or promptly after receipt thereof.

(d)
Written notice to Bank (i) of all new jurisdictions in which any Loan Party has become qualified in order to transact business promptly after such qualification has occurred, (ii) not less than ten (10) Business Days prior to the proposed effectiveness thereof, of the acquisition or creation of new Subsidiaries, and (iii) not less than ten (10) Business Days prior to the proposed effectiveness thereof, of any material change in the authorized and issued equity interests of any Loan Party or the creation of any joint venture or any other material amendment to any Loan Party’s charter, by-laws or other organizational documents, such notice in each case to identify the applicable jurisdictions, capital structures or amendments, as applicable.

7.6  Licenses; Permits.  Maintain, and cause its Subsidiaries to maintain, in good standing all licenses permits or approvals required by their respective states of incorporation or any agency thereof, or other governmental authority or any other third party that may be necessary or required for the Loan Parties to carry on their respective general business objects and purposes, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.7  Conduct of Business.  Continue to engage in its business and operations substantially as conducted immediately prior to the Effective Date, or in other businesses and operations related or complementary thereto;

7.8  ERISA.  Comply in all material respects, with all material requirements imposed by ERISA or the Internal Revenue Code as presently in effect or hereafter promulgated, including but not limited to, the minimum funding standards under Section 302 of ERISA with respect to any Pension Plan and promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)	the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)	the commencement by the PBGC, or any successor thereto, of any proceeding to terminate a Pension Plan;

(d)	the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1986, as amended;

(e)	the withdrawal of any Loan Party from a “multi-employer” plan, as so defined in Section 4001(a)(3) of ERISA; or

(f)	a Reportable Event.

7.9  Further Assurances.  Furnish Bank or cause to be furnished to Bank, upon Bank’s request, in form and substance reasonably satisfactory to Bank such additional pledges, assignments, mortgages, Lien instruments or other security instruments covering any Loan Party’s real and personal property of every nature and description, whether now owned or hereafter acquired and all voting equity interests in Borrower and its Subsidiaries and rights to acquire such interests (in each case as to all property or equity interests to the extent a Lien or pledge for the benefit of Bank has been made or is required to be made under this Agreement or any Loan Document), as Bank may in its sole reasonable discretion require, and defend all Collateral pledged to Bank as security for the Indebtedness pursuant to the terms of the Security Agreement and any other related Loan Documents, as applicable, from any Liens other than Liens permitted under Section 8.5.

7.10  Accounts.  Maintain all deposit accounts, treasury management and securities accounts with Bank.

7.11  Environmental Compliance. (a) Use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)
Promptly notify Bank and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Loan Party of a material nature relating to its facilities and properties or compliance with Environmental Laws, and shall promptly cure all violations of or noncompliance with all Environmental Laws to the extent that such violations could reasonably be likely to have a Material Adverse Effect and shall diligently undertake to have dismissed with prejudice to the satisfaction of Bank any actions and proceedings relating to compliance with Environmental Laws to which any Loan Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of a reasonable reserve;

(c)	To the extent necessary to materially comply with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

(d)	Provide such information and certifications which Bank may reasonably request from time to time to evidence compliance with this Section 7.11.

7.12  Use of Proceeds.  Use all Advances as set forth in Section 3.6.

7.13  Future Subsidiaries; Additional Collateral.  (a) With respect to each Person which becomes a Subsidiary of any Loan Party subsequent to the date of this Agreement, (x) promptly cause each such Subsidiary to execute and deliver to Bank, (i) a Guaranty and (ii) a Security Agreement, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Bank, and (y) execute and deliver to Bank a security agreement encumbering all of the share capital or other ownership interests of any Subsidiary, (unless a valid and enforceable first priority Lien over such ownership interests is already granted pursuant to the terms of the Security Agreement), together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as may be reasonably required by Bank;

(b)
with respect to any warehouse where assets of the Loan Parties are held, the applicable Loan Party shall use its best efforts to deliver an executed bailee’s waiver for such location, unless such waiver is necessary for perfection of Bank’s Lien over such assets, in which case delivery of such waiver is required.

All documents delivered under this Section 7.13 shall be, in form and substance, reasonably acceptable to Bank. In addition, Borrower shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect and ensure the first priority of the Liens required to be granted under this Section 7.13, subject to the Liens permitted under Section 8.5 of this Agreement.

7.14  Fixed Charge Coverage Ratio.  Commencing June 30, 2014, maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 1.20 to 1.0.

7.15  Senior Debt to EBITDA Ratio.  Commencing June 30, 2014, maintain at all times a Senior Debt to EBITDA Ratio of not more than the following amounts during the periods specified below:

June 30, 2014 through December 30, 2014	3.75 to 1.0
December 31, 2014 and thereafter	3.50 to 1.0

                7.16  Total Debt to EBITDA Ratio.  Commencing June 30, 2014, maintain at all times a Total Debt to EBITDA Ratio of not more than 4.50 to 1.0.

7.17  Hedging Transaction.  Within ninety (90) days following the Effective Date, the Borrower shall enter into a Hedging Transition sufficient, at the minimum, to cover seventy five percent (75%) of the aggregate outstanding principal amount of the Term Loan for a two-year period following the execution of such Hedging Agreement. The Hedging Agreement shall be in form and substance reasonably acceptable to the Bank.

7.18  Vehicle Titles.  On or before June 15, 2014, provide evidence satisfactory to Bank that Bank is listed as a first lienholder on all titles for vehicles owned by Borrower and provide the original vehicle titles to Bank.

8.	NEGATIVE COVENANTS.

Borrower covenants and agrees that it will not and, as applicable, it will cause its Subsidiaries not to, until the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents:

8.1  Limitations on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)	the Indebtedness;

(b)
any Debt as described in attached Schedule 8.1 and any renewals or refinancings of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof or other payments made reducing the principal amount of such Debt) on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence, renewal or refinancing thereof;

(c)
indebtedness incurred in connection with the acquisition, construction or improvement of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding $250,000 at any time outstanding, and any renewals or refinancing of such Debt, on substantially the same as or better terms as in effect on the date of incurrence of such Debt and otherwise in compliance with this Agreement, provided that no Default or Event of Default has occurred and is continuing, both before and after giving effect to the incurrence, renewal or refinancing thereof;

(d)	Intercompany Loans subject to the requirements of Section 8.8;

(e)	Debt in respect of Hedging Transactions;

(f)	Subordinated Debt existing as of the Effective Date; and

(g)	Guarantee Obligations to the extent permitted under Section 8.3 hereof.

8.2  Limitations on Mergers; Sales of Assets.  Enter into any merger or consolidation or sell, lease, assign, transfer, or dispose of all, substantially all, or any part of its assets, except:

(a)	leases or sales of inventory leased or sold in the ordinary course of its business;

(b)	sales or other dispositions of obsolete, damaged or worn out property, property no longer useful or useable in the conduct of any Loan Party’s business or property from closed locations or offices;

(c)
transfers of assets (i) to the Borrower or any Subsidiary Guarantor from another Loan Party, provided that each Loan Party which receives assets as permitted hereunder takes such actions as may be necessary to ensure the perfection and priority of Bank’s Lien over such transferred assets as further specified by this Agreement, or (ii) expressly permitted by Sections 8.5, 8.6 or 8.8;

(d)
leases or subleases to third parties of real property owned in fee or leased by any Loan Party or a disposition or assignment as lessor of a lease of real property or a non-exclusive license of intellectual property, in each case in the ordinary course of business;

(e)
(i) mergers or consolidations of any Subsidiary of Borrower with or into Borrower (so long as the Borrower shall be the continuing or surviving entity); and (ii) mergers or consolidations of any Subsidiary of Borrower with or into any Subsidiary Guarantor, so long as such Subsidiary Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (ii) of this clause (e), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result therefrom and notice of such merger or consolidation is provided at least fifteen (15) Business Days prior to its consummation;

(f)	dispositions of cash or Cash Equivalents in the ordinary course of business;

(g)
the settlement, discount or compromise of receivables in connection with the collection thereof, provided that such settlement, discount or compromise shall be in the ordinary course of such Loan Party’s business and pursuant to customary and reasonable industry practices;

(h)
(i) provided no Default or Event of Default has occurred and is continuing at the time of such sale (both before and after giving effect to such Asset Sale), Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales (as determined on the basis of the gross sales price of such Asset Sales) is less than $250,000 in any fiscal year, and (ii) other Asset Sales approved in writing by Bank.

8.3  Limitation of Guarantee Obligations.  Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (i) by endorsement for deposit in the ordinary course of business, (ii) guarantees in favor of Bank and (iii) guarantees existing on the Effective Date and set forth on Schedule 8.3 hereto.

8.4  Limitations on Acquisitions.  Except for the Acquisition, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by such an acquisition.

8.5  Limitations on Liens.  Affirmatively pledge or mortgage any of its assets (including any property or revenue), whether now owned or hereafter acquired, or create, suffer or permit to exist any Lien, security interest in, or encumbrance thereon, except:

(a)	for the benefit of Bank; and

(b)	the Permitted Liens.

8.6  Restricted Payments.  Declare or make, or permit any Loan Party to declare or make any dividends, payments or other distribution upon its stock or other ownership interests, as applicable, (whether in the form of cash, assets, properties, rights, obligations or securities) or purchase, redeem or acquire for value any shares of its stock or other ownership interests, as applicable, or any warrants, rights or options to acquire such shares or other ownership interests, except Tax Distributions.

8.7  Transactions with Affiliates.  Except as set forth on Schedule 8.7 attached hereto, enter into any transaction or series of transactions with any Affiliate other than (a) transactions expressly permitted under this Agreement, (b) employment arrangements and employee benefit plans entered into in the ordinary course of business, (c) transactions among the Loan Parties and their respective Subsidiaries, not involving other Affiliates, (d) transactions specifically permitted by this Agreement, and (e) transactions on terms and conditions as favorable to the applicable Loan Party as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

8.8  Limitations on Investments.  Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except:

(a)	investments of surplus cash in Cash Equivalents;

(b)	sales on open account and in the ordinary course of business;

(c)	deposits made in the ordinary course of business in order to obtain goods or services in an aggregate amount not to exceed $50,000 at any one time;

(d)	Intercompany Loans or Intercompany Investments made by the Borrower to or in any Subsidiary Guarantor or by any Subsidiary Guarantor to the Borrower;

(e)	Hedging Transactions;

(f)	the investments listed on the attached Schedule 8.8;

(g)
investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and not to exceed $50,000 in the aggregate at any one time outstanding; and

(h)
investments consisting of (i) prepaid expenses, (ii) negotiable instruments held for collection, (iii) lease, utility, workers’ compensation, performance and other similar deposits (iv) insurance claim receivables and (v) stock, obligations and securities received in satisfaction of judgments, foreclosure of Liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement or otherwise), provided, however, for those investments described in (iv) and (v) hereof, a first priority security interest is granted over such investments for the benefit of Bank.

8.9  Limitation on Other Restrictions.  Enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to (a) pay or make dividends or distributions in cash or kind to the Borrower or Subsidiary Guarantor, to make loans, advances or other payments of whatever nature to any Loan Party, or (b) make transfers or distributions of all or any part of its assets to any Loan Party, excluding: (i) usual and customary restrictions on subletting or assignment of any lease governing a leasehold interest of any Loan Party, (ii) restrictions on the transfer of property which is the subject of an existing sale agreement which is permitted under this Agreement and (iii) restrictions existing under or by reason of any Debt of a Subsidiary of Borrower permitted hereunder, provided that such Subsidiary is not a Borrower or Subsidiary Guarantor, or Bank has otherwise waived the requirement that such Subsidiary become a Subsidiary Guarantor.

8.10  Prepayment of Debt.  Prepay, purchase, redeem or defease any Debt for money borrowed, excluding the Indebtedness.

8.11  Amendment to Organizational Documents or Transaction Documents.  Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties or the Transaction Documents except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Transaction Documents, (ii) does not materially adversely affect the interest of Bank as creditor under this Agreement, the other Transaction Documents or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.12  Change in Business. (i) Change its name, (ii) change its jurisdiction of incorporation or organization, or (iii) change its warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral or its books, in each case without at least fifteen (15) days prior written notice to Bank and after Bank’s written acknowledgment that any reasonable action requested by Bank to continue the perfection of any Liens in favor of Bank in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

8.13  Limitation on Sale – Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property which has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

8.14  Fiscal Year.  Permit the fiscal year of Borrower and its Subsidiaries to end on a day other than December 31.

8.15  Management Fees.  Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.

8.16  Amendment of Subordinated Debt Documents.  Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the documents evidencing the Subordination without the prior written consent of the Bank, except to the extent expressly permitted in the Subordination Agreement.

8.17  Operating Leases.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, Operating Lease Obligations which would cause the aggregate amount of all Operating Lease Obligations owing by Borrower and its Subsidiaries in any fiscal year to exceed $25,000.

9.	EVENTS OF DEFAULT.

9.1  Event of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)
non-payment when due of (i) the principal or interest on the Indebtedness under this Agreement, or (ii) any fees or other amounts payable by any Loan Party hereunder or under any other Loan Document, and in the case of interest payments or the amounts specified by clause (ii) hereof, continuance thereof for three (3) Business Days;

(b)	default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 7 or Section 8 in its entirety;

(c)
default in the observance or performance of any of the other conditions, covenants or agreements set forth herein, and continuance thereof for a period of thirty (30) days after notice or when a senior officer of any Loan Party obtains knowledge thereof;

(d)	any representation or warranty made by any Loan Party herein or in any Loan Document proves untrue in any material adverse respect when made or deemed made;

(e)
default in the observance or performance of any of the conditions, covenants or agreements of any Loan Party set forth in any Loan Document or in any other agreement or instrument related to or connected with this Agreement or the Indebtedness and continuance for a period of thirty (30) days;

(f)
default in the payment of any other obligations of any Loan Party for borrowed money in an aggregate amount in excess of $50,000 individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of $50,000 individually or in the aggregate which continues beyond any applicable period of cure and which is sufficient to permit the holder thereof to accelerate the maturity of such obligations;

(g)
judgments (not covered by insurance from a solvent insurer who is defending such action without reservation of rights) for the payment of money in excess of the sum of $50,000 in the aggregate shall be rendered against any Loan Party and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party to enforce such judgment;

(h)
the occurrence of any event, which is determined by the PBGC to constitute grounds for termination by the PBGC of any Pension Plan or for the appointment of a trustee (in the case of a Pension Plan, by the appropriate United States District Court) to administer such plan, and such event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or any Loan Party; or the institution of proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee to administer such plan; or the appointment of a trustee (in the case of a Pension Plan by the appropriate United States District Court) to administer any such Pension Plan;

(i)	the occurrence of a Change of Control or if the Individual Guarantor shall die;

(j)
any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors’ committee shall have been appointed for the business of the any Loan Party; or if any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Loan Party it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay or shall admit in writing its inability or refusal to pay, its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of any Loan Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within sixty (60) days; or any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(k)
any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party or any other Person party to a Loan Document (other than in accordance with the terms thereof) or, (ii) the validity, binding effect or enforceability thereof shall be contested by any Loan Party or any other Person party to a Loan Document, or (iii) any Loan Party or any other Person party to a Loan Document, shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to Bank the benefits purported to be created thereby;

(l)	any Loan Party shall fail to maintain in full force and effect any federal, state or local license, permit or operating right material to the operation of its business; or

(m)
any Loan Party is enjoined, restrained, or in any way prevented by court order or by any governmental authority from continuing to conduct all or any material part of its business affairs for more than thirty (30) days;

9.2  Exercise of Remedies.  If an Event of Default has occurred and is continuing hereunder: (a) Bank may declare the entire unpaid principal Indebtedness, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (b) upon the occurrence of any Event of Default specified in subsection 9.1(j), above, and notwithstanding the lack of any declaration by Bank, the entire unpaid principal Indebtedness shall become automatically and immediately due and payable; and (c) Bank may exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3  Application of Proceeds. All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the Collateral and by all other security interests, mortgages, Liens, claims, and encumbrances now and from time to time hereafter granted by any Loan Party to Bank. Upon the occurrence and during the continuance of an Event of Default, to the extent permissible under applicable law, Bank may in its sole discretion apply the Collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to the applicable Loan Party or to such other Person or Persons as may be entitled thereto under applicable law. Borrower shall remain liable for any deficiency, which Borrower shall pay to Bank immediately upon demand.

9.4  Rights Cumulative. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Borrower.

9.5  Set-Off. Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to Borrower (any requirement for such notice being expressly waived by Borrower), set off and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower, irrespective of whether or not such deposits held or indebtedness owing by Bank may be contingent and unmatured and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness. Promptly following any such setoff, Bank shall give written notice to Borrower of the occurrence thereof. Borrower hereby grant to Bank a Lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement. The rights of Bank under this Section 9.5 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

9.6  Waiver of Defaults. No Event of Default may be waived by Bank except in a writing signed by an officer of Bank. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of its rights by Bank. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Bank in enforcing any of its rights shall constitute a waiver of any of its rights. Borrower expressly agrees that this Section 9.6 may not be waived or modified by Bank by course of performance, estoppel or otherwise.

9.7  Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

10.	MISCELLANEOUS.

10.1  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Borrower and Bank and their respective successors and assigns, except that neither the credit provided for under this Agreement nor any part thereof nor any obligation of Bank hereunder shall be assignable or otherwise transferable by the Borrower, and no assignment by the Borrower of its rights or duties hereunder shall be made (or be effective) in either case, without the prior written approval of Bank.

10.2  Costs and Expenses.  Borrower shall pay all reasonable closing costs and expenses, including, by way of description and not limitation, reasonable house and outside attorney fees (without duplication of fees and expenses for the same services), Lien search fees, approval fees and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Borrower may be charged by Bank as an advance against the proceeds of the Notes. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of Bank’s rights against Borrower or any Collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with a Default or an Event of Default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Borrower hereunder, shall also be paid by Borrower.

10.3  Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

10.4  Indulgence.  No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

10.5 Notices.  Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, or by facsimile and addressed or delivered to it to its address set forth below or to such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 10.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received (receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Borrower shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Borrower:

Address:
13524 NW Industrial Drive
Bridgetown, Missouri 63044
Attention: Jeff Cosman
Fax No:

To Bank:

Comerica Bank
411 W. Lafayette
Detroit, MI 48226
Fax No: (313) 222-9564
Attention: Michael R. Schmidt

10.6  Law of Michigan; Consent to Jurisdiction. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Borrower and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Borrower and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrower irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Borrower at its addresses specified herein or by certified mail directed to such address or such other address as may be designated by the Borrower in a notice to the other parties that complies as to delivery with the terms of Section 10.5. Nothing in this Section shall affect the right of Bank to serve process in any other manner permitted by law or limit the right of Bank to bring any such action or proceeding against any Loan Party or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrowers hereby irrevocably waive any objection to the laying of venue of any such suit or proceeding in the above described courts.

10.7  Amendment and Waiver. No amendments or waiver of any provisions of this Agreement nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Bank and the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

10.8  Payments. (a) All sums payable by Borrower to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 10.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion if a Default or Event of Default has occurred and is continuing, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Borrower with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Borrower’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

(b)
Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be a Default or an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of a Default or an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of such Borrower. Upon the occurrence and during the continuance of an Event of Default, Borrower agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

10.9  Interest. In the event Borrower’s obligation to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

10.10  WAIVER OF JURY TRIAL. BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

10.11  Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts together shall constitute but one and the same instrument.

10.12  Complete Agreement; Conflicts. This Agreement, the Notes and any Requests for Advance hereunder, and the other Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

10.13  Severability. In case any one or more of the obligations of any Loan Party under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

10.14  Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

10.15  Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank, and those covenants and agreements of the Borrower set forth in Section 10.16 hereof (together with any other indemnities of any Loan Party contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the repayment in full of the Indebtedness and the termination of the Commitment.

10.16  Indemnification. (a) Borrower agree to indemnify and hold Bank harmless from all loss, damage, liability and reasonable expenses and costs, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Bank by reason of any breach of any representation or warranty, covenant or agreement of the Loan Parties in this Agreement or the other Transaction Documents, including the occurrence of any Default or an Event of Default, or by reason of enforcing the obligations of any Loan Party under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 10.16(a). Notwithstanding the foregoing, Borrower shall not be responsible for the fees and expenses of more than one outside counsel in each jurisdiction or state in which Bank shall retain counsel.

Borrower agrees to defend, indemnify and hold harmless Bank, and its respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, reasonable costs or reasonable expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Bank in connection with the violation of Environmental Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Loan Party in violation of or non-compliance with applicable Environmental Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Environmental Laws from all or any portion of any premises owned by any Loan Party, (v) complying or coming into compliance with all Environmental Laws and/or (vi) any violation of Environmental Laws. The obligations of Borrower under this Section 10.16(b) shall be in addition to any and all other obligations and liabilities Borrower may have to Bank at common law or pursuant to any other agreement.

10.17  Prepayment of Here to Serve Notes. Bank acknowledges that Borrower and/or Holdings may request Bank’s consent to the voluntary prepayment of the Here to Serve Notes. Bank has agreed to give its consent to such a prepayment so long as (a) Borrower and Holdings have provided to Bank evidence satisfactory to Bank that Holdings has received net proceeds of an equity issuance in an amount not less than $5,000,000, (b) no Default or Event of Default has occurred and is continuing, and (c) Borrower complies with the provisions of Section 4.5 of this Agreement.

[Signatures are on following page]

WITNESS the due execution hereof as of the day and year first above written.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By:	/s/
Name
Manager

COMERICA BANK

By:	/s/ Michael R. Schmidt
Michael R. Schmidt
Vice President

(Signature Page to Credit Agreement – 3079457)

DISCLOSURE SCHEDULES

to the

CREDIT AGREEMENT
(the “Agreement”)

by and between

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC
as the Borrower,

and

COMERICA BANK,
as the Lender

Dated as of April 30, 2014

Capitalized terms used herein, but not otherwise defined shall have the meanings given to them in the Agreement. The following schedules (the “Disclosure Schedules”) set forth exceptions to, and disclosures required pursuant to, the representations and warranties of the Borrower, as the case may be, as contained in the Agreement. Any matter that is disclosed in a schedule shall be deemed to have been included in the other schedules, notwithstanding the omission of an appropriate cross reference thereto if the applicability to such other schedule is readily apparent from the text of such disclosure.

The inclusion of any matter in the Disclosure Schedules does not constitute a determination by any of the parties to the Agreement that such matters are material.  Nothing contained in the Disclosure Schedules should be construed as an admission of liability or responsibility of any party to any third party in connection with any pending or threatened matter or proceeding or otherwise.  In no event shall the listing or disclosure of any information or document or matter in the Disclosure Schedules or in the documents referred to herein constitute or be deemed to imply any representation, warranty, undertaking, indemnity, covenant or other obligation of the Borrower, as the case may be, not expressly set out in the Agreement nor shall such disclosure be construed or taken as extending the scope of any representation or warranty, undertaking, indemnity, covenant or obligation set out in the Agreement. When a contract, agreement, instrument or other document is identified herein and copies of such contract, agreement, instrument or other document has been made available to Lender, the disclosure contained herein shall be qualified in its entirety by reference to the terms thereof.

The Disclosure Schedules and all information contained herein are confidential and may not be disclosed to any other Person except as permitted pursuant to the Agreement.

SCHEDULE 5.1

Jurisdictions

Borrower is qualified to do business in Missouri.
Holdings is qualified to do business in Delaware.
Here to Serve Technology, LLC is qualified to do business in Georgia.

SCHEDULE 5.2A

Names

None.

SCHEDULE 6.3(b)

Real Property

1.	Here To Serve – Missouri Waste Division, LLC --- 13524 Northwest Industrial Drive, Bridgeton, MO 63044 AND 13500 Northwest Industrial Drive, Bridgeton, MO 63044

2.	Here To Serve Holding Corp --- 1111 Alderman Drive, Suite 210, Alpharetta, GA 30005

SCHEDULE 6.5

Compliance with Laws

None.

SCHEDULE 6.6

ERISA

None.

SCHEDULE 6.9

SUBSIDIARIES OF BORROWER

None.

SCHEDULE 6.10

Environmental

None.

1.

SCHEDULE 6.14

Capitalization

100% of the Equity Interests of Borrower and Here to Serve Technology, LLC are owned by Holdings.

For Holdings, see attached

SCHEDULE 6.16

Union Contracts

None.

SCHEDULE 8.1

Debt

None.

SCHEDULE 8.3

Guarantees

None.

SCHEDULE 8.5

Liens

None.

SCHEDULE 8.7

Affiliate Transactions

None.

SCHEDULE 8.8

Investments

None.

EXHIBIT “B”

COVENANT COMPLIANCE REPORT

To:           Comerica Bank

Re:           Credit Agreement dated as of April 30, 2014 (the “Agreement”)

This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.1(c) of the Agreement and sets forth various information as of _______, ____ (the “Computation Date”).

1.           Fixed Charge Coverage Ratio. On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than 1.25 to 1.0 was __ to 1.0, as computed in the supporting documents attached hereto as Schedule 1.

2.           Senior Debt to EBITDA Ratio. On the Computation Date, the Senior Debt to EBITDA Ratio, which is required to be not more than ____ to 1.0 was __ to 1.0, as computed in the supporting documents attached hereto as Schedule 2.

3.           Total Debt to EBITDA Ratio. On the Computation Date, the Total Debt to EBITDA Ratio, which is required to be not more than ____ to 1.0 was ____ to 1.0, as computed in the supporting documents attached hereto as Schedule 3.

The undersigned officer of the Borrower hereby certifies that:

A.           To the best of the undersigned officer’s knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B.           To the best of the undersigned officer’s knowledge, as of the Computation Date, the Borrower has observed and performed all of its covenants and other agreements contained in the Agreement and any other Loan Documents to be observed, performed and satisfied by it.

C.           I have reviewed the Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D.           To the best of the undersigned officer’s knowledge, except as stated in Schedule 4 hereto (which shall describe any existing Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by the Borrower), no Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned officer of the Borrower has caused this Report to be executed and delivered by its duly authorized officer this ______ day of __________________, ____.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By:

Its: